Exhibit 99.1 - Press Release

                   Monster Offers Now Trading on the OTCQB

Dec. 7, 2010 (Business Wire) -- Monster Offers (OTCQB: MONT) announced today that its stock is now listed on the OTCQB, under the stock symbol:
MONT. Current quotation of the Company's stock can be found at:
http://www.otcmarkets.com/stock/MONT/quote

Yesterday, Monster Offers' stock was dropped by the OTC-BB for failure to comply with Rule 15c-211. Following the Company's December 1, 2010 stock dividend, there was a technical issue which caused all market makers from quoting the company's stock on the OTC-BB. Due to these technical difficulties, and through no fault of the company, there were no market makers making a market in Monster Offers stock through the OTC-BB. This resulted in the company's quotation being dropped from the OTC-BB. Currently the company is working with a new market maker to correct the situation and soon expects to be re-quoted on the OTC-BB.

The OTCQB, where the company is currently listed, is a trading medium only available to companies fully reporting with the U.S. Securities and Exchange Commission and compliant in their reporting obligations. OTCQB listing makes it easy for investors to identify companies that are current in their reporting obligations.

"Trading on the OTCQB provides our investors access to the most advanced trading platform for small companies The OTCQB provides investors with liquidity to trade their shares, it provides new investors with a medium where they can learn about Monster Offers and track our progress," said Paul Gain, Chairman and CEO of the Company.


About Monster Offers:

Monster Offers is an emerging online technology company specializing in social media commerce and advertising solutions for large Companies and Non Profit Organizations. The Company's website is at www.monsteroffers.com.

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including, but not limited to, the risks associated with the management appointment described in this press release, and other risks identified in the filings by Monster Offers (MONT), with the Securities and Exchange Commission. Further information on risks faced by MONT are detailed in the Form 10-K for the year ended December 31, 2009, and in its subsequent Quarterly Reports on Form 10-Q. These filings are or will become available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov. The information contained in this press release is accurate as of the date indicated. Actual results, events or performance may differ materially. Monster Offers does not undertake any obligation to publicly release the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Monster Offers

Paul Gain, CEO, 760-208-4905

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